Exhibit 10.4

EXECUTION VERSION

November 23, 2020

Apex Technology Acquisition Corporation

533 Airport Boulevard, Suite 400

Burlingame, CA 94010

Re: Insider Letter Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Letter Agreement, dated September 16, 2019 (the “Insider Agreement”), entered into by and among Apex Technology Acquisition Corporation, a Delaware corporation (the “Company”), and each of Apex Technology Sponsor LLC (the “Sponsor”), Jeff Epstein and Brad Koenig (each, a “Lead Insider” and collectively, the “Lead Insiders”) and certain other individuals named therein. Unless otherwise provided herein, capitalized terms used herein shall have the meaning attributed thereto in the Insider Agreement.

The Company is entering into that certain Business Combination Agreement and Plan of Reorganization (the “BCA”) entered into by and among the Company, Athena Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”), Athena Technology Merger Sub 2, LLC, a Delaware limited liability corporation (“Merger Sub 2”), and AvePoint, Inc., a Delaware corporation (“AvePoint”), pursuant to which, among other things, Merger Sub 1 will be merged with and into AvePoint on the date hereof, with AvePoint surviving such merger as a wholly owned subsidiary of the Company, followed immediately thereafter by a forward merger between Merger Sub 2 and the surviving company, with Merger Sub 2 surviving the merger (the “Merger”).

The purpose of this Letter Agreement is to supplement certain provisions of the Insider Agreement. In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Lead Insider hereby agrees with the Company as follows:

1. For purposes of this Letter Agreement, “Lead Insider Shares” means, collectively, (a) the portion of the Founder Shares that are held by Sponsor and attributable to the Lead Insiders as a result of their ownership of membership interests in Sponsor, and (b) the Founder Shares that are held by the Lead Insiders or their permitted transferees in accordance with paragraph 4 of this Letter Agreement. Prior to the date that the Company files a registration statement on Form S-4 in connection with the Merger, the Sponsor and the Lead Insiders shall notify the Company and AvePoint in writing of the number of Lead Insider Shares that are held by the Sponsor and attributable to each Lead Insider as a result of their ownership of membership interests in the Sponsor, and the Sponsor and the Lead Insider shall notify the Company and AvePoint in writing within three business days of any subsequent changes to the aggregate number of such Lead Insider Shares held by Sponsor, except as a result of a permitted transfer pursuant to paragraph 4.

2. Each Lead Insider agrees that he shall not, and the Sponsor agrees that it shall not on behalf of a Lead Insider, Transfer any of the Lead Insider Shares until the date that is twelve (12) months after the date of the closing of the Merger (the “Closing Date”).

3. Each Lead Insider agrees that he shall not, and the Sponsor agrees it shall not on behalf of a Lead Insider, Transfer fifty percent (50%) of the Lead Insider Shares until the date that is twenty-four (24) months after the Closing Date (the “Insider Lock-Up Period”).

4. Notwithstanding the provisions set forth in paragraphs 2 and 3, Transfers of the Lead Insider Shares (a) that are held by the Sponsor are permitted to the Lead Insiders or a permitted transferee of the Lead Insiders in accordance with this paragraph 4; and (b) that are held by the Lead Insiders or any of their permitted transferees (that have complied with this paragraph 4), are permitted (i) by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (ii) by virtue of laws of descent and distribution upon death of such individual; or (iii) pursuant to a qualified domestic relations order; provided, however, that in the case of clauses (i) through (iii), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

5. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

6. Notwithstanding any registration rights granted to the Lead Insiders pursuant to other agreements between the Company and each Lead Insider, upon the Transfer of any portion of the Lead Insider Shares to each Lead Insider or a permitted transferee of such Lead Insider, each such Lead Insider or such permitted transferee receiving any Lead Insider Shares shall become a party, as a “Holder”, to the Amended and Restated Registration Rights Agreement, to be entered into as of the closing of the Merger, by and between the Company, Sponsor, Cantor Fitzgerald & Co. and certain stockholders of AvePoint (the “Registration Rights Agreement”). In the event of a conflict between the Registration Rights Agreement and any other agreement between the Company and the relevant Lead Insider, or a permitted transferee of such Lead Insider, concerning registration rights, the terms of the Registration Rights Agreement will control.

7. This Letter Agreement and the Insider Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Sponsor, each Lead Insider and the Company.

8. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each Lead Insider and each of its or his respective successors, heirs and assigns and permitted transferees.

9. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

10.	This Letter Agreement shall terminate on the expiration of the Insider Lock-up Period.

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Very truly yours,

SPONSOR:

APEX TECHNOLOGY SPONSOR LLC

By:	/s/ Brad Koenig
Name: Brad Koenig
Title: Managing Member

LEAD INSIDERS:

By:	/s/ Jeff Epstein
Name: Jeff Epstein

By:	/s/ Brad Koenig
Name: Brad Koenig

Acknowledged and Agreed:

COMPANY:

APEX TECHNOLOGY ACQUISITION CORPORATION

By:	/s/ Brad Koenig
Name: Brad Koenig
Title: Co-Chief Executive Officer

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